UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2010

BIG LOTS, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-8897	06-1119097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Phillipi Road, Columbus, Ohio 43228
(Address of principal executive offices) (Zip Code)

(614) 278-6800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

In December 2009, the Board of Directors of Big Lots, Inc. (“we,” “us” or “our”) authorized a share repurchase program providing for the repurchase of up to $150.0 million of our common shares.  On March 2, 2010, our Board of Directors authorized a $250.0 million increase to the repurchase program bringing the total authorization to $400.0 million (collectively, the “2010 Repurchase Program”).

On March 10, 2010, we used $150.0 million of the authorization under the 2010 Repurchase Program to execute an accelerated share repurchase transaction (“ASR”) which reduced our common shares outstanding by 3.6 million.  The ASR called for the total number of shares repurchased thereunder to be determined at final settlement of the transaction based upon the volume-weighted average price of our common shares over a predetermined period (i.e., the final settlement may increase or decrease the 3.6 million shares initially reduced from our outstanding common shares).

The ASR was scheduled to be completed no later than January 26, 2011, but the counterparty had the option to accelerate the completion date.  The counterparty exercised its acceleration option and the ASR settled on December 30, 2010.  On settlement, we received approximately 0.9 million additional common shares from the counterparty.  Additionally, with the completion of the ASR, the contractual restriction preventing us from declaring a dividend lapsed.

Common shares acquired through the 2010 Repurchase Program are held in treasury at cost and are available to meet obligations under equity compensation plans and for general corporate purposes.  The 2010 Repurchase Program has no scheduled termination date and will be funded with cash and cash equivalents, cash generated from operations or, if needed, by drawing on our $500 million unsecured credit facility.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG LOTS, INC.

Date: January 5, 2011	By:	/s/ Charles W. Haubiel II
Charles W. Haubiel II
Executive Vice President, Legal and Real Estate,
General Counsel and Corporate Secretary